POCC
PENN OCTANE CORPORATION
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FOR  IMMEDIATE  RELEASE
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  PENN OCTANE CORPORATION ANNOUNCES RESTRUCTURING OF PROMISSORY NOTES ORIGINALLY
                              DUE DECEMBER 15, 2000


PALM DESERT, CA - FEBRUARY 9, 2001. Penn Octane Corporation (NASDAQ SmallCap market: POCC) today reported that the Company had successfully restructured $5,409,000 of the $5,654,000 in principal amount of its promissory notes which were originally due on December 15, 2000 to provide for a new maturity date of December 15, 2001 (subject to earlier repayment under certain specified circumstances). Those notes which were not restructured have been repaid by the Company. In connection with the restructuring of the promissory notes, the Company is required to pay additional interest, issue additional warrants, provide collateral to secure the Company's repayment obligations under the restructured promissory notes (including a security interest in substantially all of the Company's assets, and, until such security interest is granted and perfected, a pledge by the Company's President of 2,000,000 shares of common stock of the Company owned by the President), register the shares to be acquired upon exercise of the newly issued warrants under the Securities Act of 1933, as amended, and reduce the exercise prices and extend the expiration dates of the warrants that were issued to the holders of the notes in connection with their original issuance.

Contemporaneously with the aforementioned restructuring, the Company also completed a private placement of $991,000 in principal amount of its promissory notes on similar terms.

Certain of these statements in this news release are forward-looking statements. While these statements reflect the Company's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially.
                                      # # #

                            Contacts for the Company:
                             Penn Octane Corporation
                         Jerry Richter, President & CEO
                       Ian Bothwell, Vice President & CFO
                                  760.772.9080

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    77-530 Enfield Drive, Bldg. D,    Palm Desert, CA  92211    (760) 772-9080
               Facsimile  (760) 772-8588       pennoctane@aol.com


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